Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE SECOND QUARTER OF FISCAL 2022

Keene, N.H. May 13, 2022 - North European Oil Royalty Trust (NYSE-NRT) reported the net income for the second quarter of fiscal 2022 which appears in the table below compared with the net income for the second quarter of fiscal 2021. Total royalty income includes any adjustments made by the operating companies based upon their corrected royalty calculations for prior periods as well as any Mobil sulfur royalties. During both the second quarters of fiscal 2022 and 2021, there were no prior period adjustments to total royalty income. The Trust received separate sulfur royalty payments under the Mobil Agreement of $70,618 and $36,411 during the second quarters of fiscal 2022 and 2021, respectively.

	2nd Fiscal Quarter Ended 4/30/2022	2nd Fiscal Quarter Ended 4/30/2021	Percentage Change
Total Royalty Income	$3,773,568	$1,400,159	+169.51%
Net Income	$3,559,968	$1,198,447	+197.05%
Distribution per Unit	$0.38	$0.14	+171.43%

Under the Mobil Agreement for the second quarter of fiscal 2022, gas sales, gas prices, and the average exchange rate showed percentage changes of -17.2%, +234.15% and -9.46%, respectively, in comparison to the second quarter of fiscal 2021. Under the OEG Agreement for the second quarter of fiscal 2022, gas sales, gas prices, and the average exchange rate showed percentage changes of -9.47%, +234.14% and -9.61%, respectively, in comparison to the second quarter of fiscal 2021.

Trust expenses for the second quarter of fiscal 2022 increased 6.03%, or $12,174, to $213,988 from $201,814 in the second quarter of fiscal 2021. The increase in expenses reflects higher Trustee fees as specified by the Trust Agreement and higher listing fees on the New York Stock Exchange.

Total royalty income received during the first six months of fiscal 2022 increased in comparison to fiscal 2021 due primarily to higher gas prices under both the Mobil and the OEG Agreements. During the first six months of fiscal 2022, total royalty income amounts were not reduced by prior period adjustments. During the first six months of fiscal 2021, total royalty income amounts were reduced by negative prior period adjustments of $538,651. The comparison of the relevant periods is shown below.

	Six Months Ended 4/30/2022	Six Months Ended 4/30/2021	Percentage Change
Total Royalty Income	$6,320,107	$1,683,598	+275.39%
Net Income	$5,911,787	$1,310,289	+351.18%
Distribution per Unit	$0.63	$0.18	+250.00%

The previously declared distribution of 38 cents per unit will be paid on May 25, 2022 to owners of record as of May 13, 2022. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com. The Trust's 10-Q filing will be available through the SEC or on the Trust's website, www.neort.com, on or about May 27, 2022.